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January 7, 2004

Securities and Exchange Commission
Washington, DC 20549

Re: Cordia Corporation

Dear Sirs:

We have reviewed Item 4 - Change in registrant's principal certifying accountant, of the Form 8-K report, dated January 7, 2004. We are in agreement with the statements presented therein so far as statements pertain to Cipolla Sziklay LLC.

Sincerely,

/s/ Cipolla Sziklay LLC